Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
SunGard Data Systems Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-6425, 33-14984, 33-33602, 33-42345, 33-69650, 33-58515, 33-64901, 333-15641, 333-39151, 333-43969, 333-46187, 333-53793, 333-57381, 333-73159, 333-75241, 333-84095, 333-33888, 333-57990 and 333-62320), on Form S-3 (Nos. 333-59129, 333-65831, 333-75735, 333-75737, 333-83627, 333-88545, 333-88733 and 333-62128), and on Form S-4 (No. 333-82695) of our report dated January 18, 2002, with respect to the combined balance sheets of the Availability Solutions Business of Comdisco, Inc. as of September 30, 2001 and 2000, and the related combined statements of earnings and cash flows for the years then ended, which report appears in this Form 8-K/A of SunGard Data Systems Inc.

/s/ KPMG LLP

Chicago, Illinois January 28, 2002